Exhibit 99.1
Eagle Broadband Reports First Quarter 2007 Results

LEAGUE CITY, TX, Jan 16, 2007 (MARKET WIRE via COMTEX News Network) -- Officials with Eagle Broadband, Inc. (AMEX: EAG), a national provider of broadband, Internet Protocol (IP) and digital communications technology and services, today announced that the company has filed its Form 10-Q with the Securities and Exchange Commission reporting results for the fiscal quarter ended November 30, 2006.

Loss from continuing operations was approximately $2.5 million, which is unchanged from the same period last year. The company's net loss for the quarter was $3.5 million, compared to $2.5 million for the same period last year. The higher net loss was primarily due to $695,000 in interest expense, $392,000 of which was a non-cash charge, and other non-cash charges of $303,000 related to the conversion provisions contained in the company's debt instruments.

"While revenues for the quarter fell short of our goals, our continued efforts to reduce costs resulted in an improvement in our results from continuing operations," said Dave Micek, president and CEO of Eagle Broadband. "In the first quarter of last year, we had the benefit of a one-time, $900,000 credit to bad-debt expense resulting from the collection of a receivable that had been previously deemed uncollectible. Excluding that one-time credit, our operating expenses for the current quarter decreased by more than 34 percent, and our loss from continuing operations decreased by 27 percent."

Micek continued, "With our costs under control, our super-headend complete and delivering more than 250 channels of content, and the integration of Connex's business into our IT services division, we are poised to make the rest of fiscal 2007 a success."

A summary of operational highlights for the quarter includes:

-- Completion and light-up of the IPTV super-headend in Miami, with more than 250 channels of content
-- Began signal delivery to ANEW Broadband, Eagle's first IPTV customer
-- Reduced liabilities by more than $2.2 million
-- Successful completion of the site survey for a third municipal wireless installation
-- Received a contract for and began work on a voice-over-IP installation for internationally recognized relief agency
-- Shipment of five SatMAX units to one of Eagle's largest resellers and a major suppler to the federal government
-- Demonstrated Eagle's advanced IPTV solution at the 2006 Telco TV Conference and the 2006 Fiber-to-the-Home Conference
-- Hosted a series of informational meetings for the northern and southern California financial communities

For more information on Eagle Broadband, visit www.eaglebroadband.com.

About Eagle Broadband, Inc.

Eagle Broadband is a technology company that develops and delivers products and services in three core business segments:

-- IPTV -- Eagle Broadband's IPTVComplete(TM) provides direct access to more than 200 channels of high-demand programming from popular entertainment providers, often using Eagle's high-definition, set-top boxes.
-- SatMAX(R) -- Eagle Broadband's SatMAX provides indoor/outdoor communications utilizing the global Iridium-based (www.iridium.com) satellite communications system. It offers both fixed and mobile solutions, including the emergency first responder SatMAX Alpha "SatMAX-in- a-suitcase" technology.
-- IT Services -- Eagle Broadband's IT Services Group is a full-service integrator offering a complete range of network technology products including VoIP, remote network management, network implementation services and IT project management services.

EAGG

Forward-looking statements in this release regarding Eagle Broadband, Inc. are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, the company's ability to continue as a going concern, the company's liquidity constraints and ability to obtain financing and working capital on favorable terms, the continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

Eagle Contacts:

Media contact:
Jackie Hutto
Griffin Integrated Marketing
(281) 335-0200

Investor Relations contact:
Jesse Blum
Friedland Corporate Investor Services LLC
(866) 356-0651

SOURCE: Eagle Broadband